Exhibit 99.1

RPM Reports Fiscal 2021 Second-Quarter Results

•	Record second-quarter sales, earnings and cash from operations

•	Sales increased 6.0% to $1.49 billion and were boosted by the acquisition of Ali Industries

•	Net income increased 65.7% to $127.7 million as the MAP to Growth operating improvement program enabled RPM to leverage moderate sales growth to bottom line

•	Diluted EPS increased 66.1% to $0.98; adjusted diluted EPS increased 39.5% to $1.06

•	EBIT increased 49.8% to $178.7 million; adjusted EBIT increased 29.7% to $199.3 million

•	Record cash from operations of $579.5 million for the first half was due to margin improvements and good working capital management

•	Fiscal 2021 third-quarter outlook calls for mid-single-digit sales growth and adjusted EBIT growth of 30% or more

MEDINA, OH – January 6, 2021 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today reported record sales, earnings and cash from operations for its fiscal 2021 second quarter ended November 30, 2020.

Second-Quarter Consolidated Results

Fiscal 2021 second-quarter net sales were a record $1.49 billion, up 6.0% over the $1.40 billion reported a year ago. Net income was up 65.7% to $127.7 million versus $77.0 million in the year-ago period. Diluted earnings per share (EPS) were $0.98, an increase of 66.1% over the $0.59 reported in the year-ago quarter. Income before income taxes (IBT) was $167.0 million, up 64.1% compared to $101.8 million reported in the prior year’s second quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were up 49.8% to $178.7 million compared to $119.3 million reported in the year-ago period.

The fiscal 2021 second quarter included $18.6 million in charges for restructuring related to the company’s MAP to Growth operating improvement plan and other charges, as well as a $2.0 million charge for the resolution of a legacy investigation by the Securities and Exchange Commission (SEC). The same period of fiscal 2020 included charges of $34.4 million for restructuring and acquisition-related costs. Excluding these charges, RPM’s adjusted EBIT was up 29.7% to $199.3 million compared to $153.7 million during the year-ago period. The company has excluded the impact of gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net pre-tax gain of $7.5 million for the second quarter of fiscal 2021 and $5.9 million during the same quarter last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 39.5% to $1.06 compared to $0.76 in fiscal 2020.

“Thanks to the efforts of our associates to grow the top line during challenging economic conditions worldwide, coupled with operational improvements, we achieved record second-quarter sales, earnings and cash flow,” stated Frank C. Sullivan, RPM chairman and CEO.

“Once again, our MAP to Growth program generated strong leverage to the bottom line, despite moderate sales growth. Organic sales grew 3.5% during the second quarter. Acquisitions contributed 2.3% and included the recent addition of Ali Industries, which positively impacted both sales and earnings while also demonstrating our renewed focus on growth. Foreign currency translation added 0.2% to sales as international markets, particularly those in Europe, continued to improve.

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

“On an adjusted basis, our consolidated EBIT margin increased 240 basis points to 13.4% during the quarter, driven by three of our four segments registering substantial EBIT margin improvements. This was even more impressive given a tough comparison to last year when adjusted EBIT increased by 22.0%,” stated Sullivan.

Second-Quarter Segment Sales and Earnings

During the fiscal 2021 second quarter, Construction Products Group net sales increased 0.8% to $503.5 million from $499.5 million a year ago, reflecting organic growth of 1.2%, which was somewhat offset by foreign currency translation headwinds of 0.4%. Segment IBT was $71.8 million compared with $57.1 million a year ago. EBIT increased 25.0% to $74.0 million compared to $59.2 million in the fiscal 2020 second quarter. The segment incurred restructuring-related expenses and other costs of $4.5 million during the second quarter of fiscal 2021 and $2.7 million during the same period of fiscal 2020. Excluding these charges, fiscal 2021 second-quarter adjusted EBIT increased 26.8% to $78.5 million from adjusted EBIT of $61.9 million reported during the year-ago period.

“Our Construction Products Group was able to leverage modest sales growth into outstanding results on the bottom line, due in large part to our MAP to Growth program, aggressive discretionary cost cuts and proactive management to improve its product mix,” stated Sullivan. “This was achieved despite commercial and institutional construction markets that continue to be soft in North America and Europe. The segment was able to maintain its top line by focusing on renovation and restoration projects, expanding its position as a single-source provider of building envelope systems and continuing to take market share with industry-leading construction technologies, including its Nudura insulated concrete forms.”

Fiscal 2021 second-quarter Performance Coatings Group net sales decreased 11.6% to $258.8 million from $292.7 million a year ago, reflecting an organic decline of 12.2%, offset somewhat by foreign currency translation of 0.4% and acquisitions of 0.2%. Segment IBT and EBIT were $24.0 million compared with $33.3 million a year ago, a decrease of 27.8% compared to the year-ago period. The segment reported second-quarter restructuring and other charges related to the company’s MAP to Growth program of $4.0 million in fiscal 2021 and $3.7 million during the same period of fiscal 2020. Adjusted EBIT, which excludes these charges, decreased 24.2% to $28.0 million during the second quarter of fiscal 2021 from adjusted EBIT of $37.0 million during the year-ago period.

“Similar to last quarter, the Performance Coatings Group’s sales continued to be impacted by Covid-19 restrictions that limited access to construction sites and weak energy markets that have caused deferred industrial maintenance spending. Conditions in emerging markets were particularly challenging. In addition, its Carboline business was temporarily disrupted by a series of hurricanes in the Gulf region of the U.S.,” stated Sullivan. “The segment’s earnings were impacted by declining sales, partially offset by MAP to Growth savings and discretionary cost reductions. Out of all our segments, the Performance Coatings Group has been unfavorably affected the most by the pandemic. However, it also stands to benefit significantly from the pandemic’s end, as its customers catch up on deferred maintenance and construction projects.”

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

The Consumer Group generated a 21.4% increase in sales, which grew to $547.5 million from $450.9 million in the fiscal 2020 second quarter. Organic sales increased 15.2%, while acquisition growth contributed 5.8% and foreign currency translation increased sales by 0.4%. The top line benefitted from the current-quarter acquisition of Ali Industries, which is the largest acquisition that RPM has executed since fiscal 2013. Consumer Group IBT and EBIT were $88.4 million compared with $34.5 million in the prior-year period, an increase of 156.2%. The segment incurred restructuring and other charges related to the company’s MAP to Growth program and acquisition costs totaling $2.2 million during the second quarter of fiscal 2021 and $20.2 million of restructuring-related costs during the same period of fiscal 2020. Excluding these expenses, adjusted EBIT was up 65.8% to $90.7 million for the fiscal 2021 second quarter versus adjusted EBIT of $54.7 million for the year-ago period.

“The Consumer Group’s outstanding performance was driven by our broad distribution and market-leading position as consumers tackled significantly more projects while homebound because of the pandemic. We are investing in paint-making and aerosol filling capacity to help meet this demand. The top line also benefited from brisk cleaning product sales, favorable translational foreign exchange and the recent acquisition of Ali Industries, provider of Gator brand sandpaper and other abrasive products,” stated Sullivan. “Raw material costs were stable overall during the second quarter, but are currently rising. High sales volumes and MAP to Growth savings were leveraged to the segment’s strong bottom line.”

During the second quarter of fiscal 2021, the Specialty Products Group reported sales of $176.1 million, an increase of 11.3% compared to $158.2 million in the year-ago period. Organic sales increased 6.6%, a recent acquisition added 3.8% and foreign currency translation increased sales by 0.9%. Specialty Products Group IBT was $28.4 million compared with $18.8 million in the prior-year period. EBIT was $28.5 million, an increase of 51.7% compared to $18.8 million in the fiscal 2020 second quarter. The segment reported second-quarter restructuring and other charges related to the company’s MAP to Growth of $1.1 million in fiscal 2021 and $4.4 million during the same period of fiscal 2020. Adjusted EBIT, which excludes restructuring-related expenses, was $29.6 million in the fiscal 2021 second quarter, an increase of 27.7% compared to $23.2 million in the year-ago period.

“Recent management changes at the Specialty Products Group have helped to turn around results at the segment this quarter. Sales were boosted by increased hurricane and wildfire activity, which drove demand for our water restoration equipment, as well as fluorescent pigments, which are used in fire retardant tracer dyes. Additionally, we continued to experience strong demand for our expanding lineup of disinfectants, air purification equipment and HEPA filters. A few of this segment’s end markets have improved. For example, sales of its industrial wood protection products increased as a result of a stronger residential market that has driven demand for lumber, furniture and cabinets in the U.S. We also expanded sales in our forestry chemicals business in Australia and New Zealand,” stated Sullivan. “The segment’s bottom line increased due to higher sales volumes, operational improvements and MAP to Growth savings.”

First-Half Consolidated Sales and Earnings

Fiscal 2021 first-half net sales increased 7.6% to $3.09 billion from $2.87 billion during the first six months of fiscal 2020. Organic growth was 6.5%, with acquisitions adding 1.4%. Foreign currency translation headwinds reduced sales slightly by 0.3%. Net income was $308.3 million, an increase of 68.2% compared to $183.2 million in the fiscal 2020 first half. Diluted EPS increased 68.1% to $2.37 versus $1.41 a year ago. IBT was up 66.9% to $408.3 million compared to $244.6 million reported in the fiscal 2020 first half. EBIT was $429.1 million, an increase of 50.5% versus the $285.1 million reported last year.

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

The fiscal 2021 first half included restructuring and other charges of $37.4 million, as well as the $2.0 million charge for the resolution of the legacy SEC investigation. The same period during fiscal 2020 included the impact of charges of $61.2 million primarily for restructuring and acquisitions. Excluding these charges, RPM’s first-half adjusted EBIT was up 35.3% to $468.5 million compared to adjusted EBIT of $346.2 million during the year-ago period. Investments resulted in a net pre-tax gain of $18.1 million for the first half of fiscal 2021 and $8.7 million during the same period last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 46.2% to $2.50 compared to $1.71 in fiscal 2020.

First-Half Segment Sales and Earnings

Fiscal 2021 first-half sales in the Construction Products Group were up 1.5% to $1.05 billion from $1.04 billion in the fiscal 2020 first half. Organic sales increased 2.4% and were somewhat offset by foreign currency translation headwinds of 0.9%. IBT for the segment was $170.2 million compared to $139.8 million in fiscal 2020. EBIT of $174.4 million was up 21.2% compared to $143.9 million in the first half last year. The segment incurred restructuring and other expenses of $6.4 million during the first half of fiscal 2021 and restructuring and acquisitions costs of $4.9 million during the same period of fiscal 2020. Excluding these charges, Construction Products Group adjusted EBIT increased 21.5% to $180.8 million from adjusted EBIT of $148.8 million a year ago.

Performance Coatings Group first-half sales for fiscal 2021 were $518.6 million, a decrease of 12.1% from $590.0 million in the fiscal 2020 first half. Organic sales declined 12.2%, while foreign currency translation reduced sales by 0.1%. Acquisition growth added 0.2%. Segment IBT was $52.6 million versus the $61.4 million reported in fiscal 2020. EBIT decreased 14.5% to $52.6 million compared to $61.5 million in the first half last year. The segment reported restructuring-related charges of $6.3 million during the fiscal 2021 first half and restructuring and acquisition charges of $12.4 million for the same period of fiscal 2020. Performance Coatings Group adjusted EBIT, which excludes these charges, was $58.9 million, a decrease of 20.3% from adjusted EBIT of $73.9 million a year ago.

First-half sales for the Consumer Group grew 27.8% to $1.19 billion from $930.2 million a year ago. Organic sales growth was 24.9%, acquisitions added 2.8%, while foreign currency translation increased sales by 0.1%. The Consumer Group reported IBT of $221.1 million versus $93.6 million during the prior-year first half. EBIT of $221.2 million for the first six months of fiscal 2021 increased 135.9% compared to $93.8 million in the prior-year period. The segment incurred restructuring and acquisition expenses of $6.2 million during the first half of fiscal 2021 and restructuring-related charges of $22.6 million during the first six months of fiscal 2020. Excluding these charges, fiscal 2021 first-half Consumer Group adjusted EBIT was up 95.4% to $227.4 million from adjusted EBIT of $116.4 million in the year-ago period.

Specialty Products Group sales were $334.1 million, an increase of 5.0% compared to $318.3 million in the 2020 first half. Acquisitions contributed 4.0%, foreign currency translation increased sales by 0.6% and organic sales added 0.4%. IBT for the segment was $48.9 million compared to $42.1 million in fiscal 2020. For the first half of fiscal 2021, segment EBIT was $49.0 million, an increase of 16.5% compared to $42.1 million a year ago. The segment reported restructuring-related charges of $4.7 million for the first six months of fiscal 2021 and $9.7 million for the same period of fiscal 2020. Specialty Products Group adjusted EBIT, which excludes these charges, was $53.7 million, an increase of 3.6% versus adjusted EBIT of $51.8 million during the first six months of fiscal 2020.

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

Record Cash Flow and Financial Position

For the first half of fiscal 2021, cash from operations grew by 93.1% to a record $579.5 million compared to $300.2 million a year ago. This increase of $279.3 million was due to initiatives to improve working capital metrics and profit margins. Capital expenditures of $70.9 million compared to $71.4 million during the first half of last year. Total debt at November 30, 2020 was $2.30 billion, compared to $2.52 billion at November 30, 2019 and $2.54 billion at May 31, 2020. At November 30, 2020, total liquidity was $1.56 billion and included cash of $272.9 million and $1.29 billion in committed available credit. “Our balance sheet is stronger than it has ever been. We have been strategic in managing our record cash flow, using it to pay down debt, make acquisitions and increase our cash reserves,” stated Sullivan.

Business Outlook

“Looking ahead to the fiscal 2021 third quarter, we anticipate consolidated sales to grow in the mid-single-digit range with strong leverage to the bottom line for adjusted EBIT growth of 30% or more. Our third quarter typically provides modest sales activity each year because it falls during the winter months when painting and construction activity slow. This seasonal reduction of activity will benefit our Consumer Segment by allowing it to replenish retail inventories after working to meet the unprecedented demand over the last six months,” stated Sullivan.

“On a segment basis, we expect fiscal 2021 third-quarter sales to be flat to negative in the Construction Products Group as it focuses on building restoration, renovation and innovation to outperform its peers in a challenging construction market. We anticipate that negative sales growth will continue in the Performance Coatings Group, which serves our most challenged end markets. The Consumer Group is expected to continue its double-digit sales growth and will benefit on both the top and bottom line from the recent acquisition of Ali Industries, which is performing better than projected. We anticipate positive sales growth from the Specialty Products Group to continue into the third quarter, driven by new management, improved business development initiatives and a recovering OEM customer base,” stated Sullivan. “Sales in all four segments should be up in the fiscal 2021 fourth quarter due to an easier comparison to last year’s fourth quarter, which is when the economic interruption caused by the pandemic was most severe.”

“Our MAP to Growth program continues to have tremendous momentum. As previously announced, the disruption caused by the outbreak of Covid-19 has delayed the finalization of MAP to Growth past the original target completion date of December 31, 2020. We expect that we will reach the planned run rate of $290 million in annualized savings by the conclusion of our fiscal year ending May 31, 2021,” stated Sullivan. “That said, through our culture of continuous improvement, we continue to add to our robust pipeline of cost saving initiatives and operational improvements that will carry into fiscal 2022 and beyond after the formal MAP to Growth program has ended.”

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on January 6, 2021 until 11:59 p.m. EST on January 13, 2021. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 4878187. The call also will be available both live and for replay, and as a written transcript, via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: Consumer Group, Construction Products Group, Performance Coatings Group and Specialty Products Group. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 14,600 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2021 adjusted EBIT because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

RPM Reports Fiscal 2021 Second-Quarter Results

January 6, 2021

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the recent outbreak of the coronavirus (Covid-19); and (l) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2020, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2020	2019	2020	2019
Net Sales	$1,485,915	$1,401,292	$3,092,586	$2,874,056
Cost of Sales	899,743	871,894	1,852,759	1,769,904

Gross Profit	586,172	529,398	1,239,827	1,104,152
Selling, General & Administrative Expenses	399,418	403,357	795,370	803,923
Restructuring Charges	4,918	4,801	9,151	11,423
Interest Expense	21,266	26,341	43,011	54,658
Investment (Income), Net	(9,519)	(8,805)	(22,281)	(14,190)
Other Expense, Net	3,133	1,951	6,251	3,736

Income Before Income Taxes	166,956	101,753	408,325	244,602
Provision for Income Taxes	39,072	24,431	99,655	60,784

Net Income	127,884	77,322	308,670	183,818
Less: Net Income Attributable to Noncontrolling Interests	225	292	416	600

Net Income Attributable to RPM International Inc. Stockholders	$127,659	$77,030	$308,254	$183,218

Earnings per share of common stock attributable to
RPM International Inc. Stockholders:
Basic	$0.98	$0.60	$2.38	$1.42

Diluted	$0.98	$0.59	$2.37	$1.41

Average shares of common stock outstanding - basic	128,500	128,393	128,459	128,639

Average shares of common stock outstanding - diluted	129,090	129,079	129,078	129,294

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2020	2019	2020	2019
Net Sales:
CPG Segment	$503,520	$499,510	$1,051,210	$1,035,615
PCG Segment	258,833	292,712	518,622	589,953
Consumer Segment	547,508	450,900	1,188,676	930,230
SPG Segment	176,054	158,170	334,078	318,258

Total	$1,485,915	$1,401,292	$3,092,586	$2,874,056

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$71,832	$57,123	$170,182	$139,803
Interest (Expense), Net (b)	(2,141)	(2,074)	(4,251)	(4,101)

EBIT (c)	73,973	59,197	174,433	143,904
MAP to Growth related initiatives (d)	4,794	2,674	6,659	4,326
Acquisition-related costs (e)	—	—	—	548
Adjustment to Exit Flowcrete China (g)	(305)	—	(305)	—

Adjusted EBIT	$78,462	$61,871	$180,787	$148,778

PCG Segment
Income Before Income Taxes (a)	$24,047	$33,320	$52,561	$61,377
Interest Income (Expense), Net (b)	9	25	(22)	(104)

EBIT (c)	24,038	33,295	52,583	61,481
MAP to Growth related initiatives (d)	3,999	3,676	6,325	12,413
Acquisition-related costs (e)	—	35	—	35

Adjusted EBIT	$28,037	$37,006	$58,908	$73,929

Consumer Segment
Income Before Income Taxes (a)	$88,368	$34,456	$221,089	$93,614
Interest (Expense), Net (b)	(64)	(56)	(127)	(161)

EBIT (c)	88,432	34,512	221,216	93,775
MAP to Growth related initiatives (d)	1,055	20,172	4,999	22,605
Acquisition-related costs (e)	1,178	—	1,178	—

Adjusted EBIT	$90,665	$54,684	$227,393	$116,380

SPG Segment
Income Before Income Taxes (a)	$28,406	$18,762	$48,855	$42,089
Interest Income (Expense), Net (b)	(73)	(7)	(155)	19

EBIT (c)	28,479	18,769	49,010	42,070
MAP to Growth related initiatives (d)	1,140	4,418	4,683	9,746

Adjusted EBIT	$29,619	$23,187	$53,693	$51,816

Corporate/Other
(Loss) Before Income Taxes (a)	$(45,697)	$(41,908)	$(84,362)	$(92,281)
Interest (Expense), Net (b)	(9,478)	(15,424)	(16,175)	(36,121)

EBIT (c)	(36,219)	(26,484)	(68,187)	(56,160)
MAP to Growth related initiatives (d)	6,641	3,393	13,809	11,499
Unusual executive costs, net of insurance proceeds (f)	49	—	56	—
Settlement for SEC Investigation & Enforcement Action (h)	2,000	—	2,000	—

Adjusted EBIT	$(27,529)	$(23,091)	$(52,322)	$(44,661)

Consolidated
Income Before Income Taxes (a)	$166,956	$101,753	$408,325	$244,602
Interest (Expense)	(21,266)	(26,341)	(43,011)	(54,658)
Investment Income, Net	9,519	8,805	22,281	14,190

EBIT (c)	178,703	119,289	429,055	285,070
MAP to Growth related initiatives (d)	17,629	34,333	36,475	60,589
Acquisition-related costs (e)	1,178	35	1,178	583
Unusual executive costs, net of insurance proceeds (f)	49	—	56	—
Adjustment to Exit Flowcrete China (g)	(305)	—	(305)	—
Settlement for SEC Investigation & Enforcement Action (h)	2,000	—	2,000	—

Adjusted EBIT	$199,254	$153,657	$468,459	$346,242

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.

(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.

(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our MAP to Growth, early retirements of key executives within the Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan, accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, immaterial reversal of a prior period charge associated with the divestiture of a business in our PCG segment, an immaterial charge to writeoff the remaining cumulative translation adjustment associated with a prior period divestiture in our CPG segment, immaterial reversal of a prior period charge to our allowance for doubtful accounts as a result of a change in market and leadership strategy, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: Costs associated with exiting unprofitable product lines, inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our MAP to Growth, the net gain incurred for the divestiture of assets and unprofitable businesses, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.

(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount has been accrued for in our consolidated financial statements as of the period ending November 30, 2020.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30, 2020	November 30, 2019	November 30, 2020	November 30, 2019
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.98	$0.59	$2.37	$1.41
MAP to Growth related initiatives (d)	0.11	0.21	0.22	0.36
Acquisition-related costs (e)	0.01	—	0.01	—
Settlement for SEC Investigation & Enforcement Action (h)	0.01	—	0.01	—
Investment returns (i)	(0.05)	(0.04)	(0.11)	(0.06)

Adjusted Earnings per Diluted Share (j)	$1.06	$0.76	$2.50	$1.71

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our 2020 MAP to Growth, early retirements of key executives within the Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan, accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use but that is in the process of being retired associated with facility closures, immaterial reversal of a prior period charge associated with the divestiture of a business in our PCG segment, immaterial reversal of a prior period charge to our allowance for doubtful accounts as a result of a change in market and leadership strategy, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: inventory-related charges that reflect product line and SKU rationalization at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products and Performance Coatings Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount has been accrued for in our consolidated financial statements as of the period ending November 30, 2020.

(i)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(j)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2020	November 30, 2019	May 31, 2020
Assets
Current Assets
Cash and cash equivalents	$272,945	$208,173	$233,416
Trade accounts receivable	$1,135,383	1,107,637	1,193,804
Allowance for doubtful accounts	(53,542)	(59,824)	(55,847)

Net trade accounts receivable	1,081,841	1,047,813	1,137,957
Inventories	829,617	883,722	810,448
Prepaid expenses and other current assets	268,029	220,557	241,608

Total current assets	2,452,432	2,360,265	2,423,429

Property, Plant and Equipment, at Cost	1,851,794	1,712,511	1,755,190
Allowance for depreciation	(962,395)	(890,736)	(905,504)

Property, plant and equipment, net	889,399	821,775	849,686

Other Assets
Goodwill	1,300,777	1,259,556	1,250,066
Other intangible assets, net of amortization	620,399	595,311	584,380
Operating lease right-of-use assets	297,695	284,852	284,491
Deferred income taxes, non-current	37,154	34,719	30,894
Other	192,352	224,520	208,008

Total other assets	2,448,377	2,398,958	2,357,839

Total Assets	$5,790,208	$5,580,998	$5,630,954

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$540,678	$475,288	$535,311
Current portion of long-term debt	75,709	102,136	80,890
Accrued compensation and benefits	161,515	139,403	185,531
Accrued losses	23,717	21,646	20,021
Other accrued liabilities	331,074	245,595	271,827

Total current liabilities	1,132,693	984,068	1,093,580

Long-Term Liabilities
Long-term debt, less current maturities	2,224,627	2,421,339	2,458,290
Operating lease liabilities	256,045	243,863	244,691
Other long-term liabilities	560,749	415,838	510,175
Deferred income taxes	65,651	112,590	59,555

Total long-term liabilities	3,107,072	3,193,630	3,272,711

Total liabilities	4,239,765	4,177,698	4,366,291

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 130,106; 129,767; 129,511)	1,301	1,298	1,295
Paid-in capital	1,035,539	1,007,554	1,014,428
Treasury stock, at cost	(595,851)	(547,683)	(580,117)
Accumulated other comprehensive (loss)	(649,819)	(576,707)	(717,497)
Retained earnings	1,756,571	1,516,230	1,544,336

Total RPM International Inc. stockholders’ equity	1,547,741	1,400,692	1,262,445
Noncontrolling interest	2,702	2,608	2,218

Total equity	1,550,443	1,403,300	1,264,663

Total Liabilities and Stockholders’ Equity	$5,790,208	$5,580,998	$5,630,954

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended November 30,
	2020	2019
Cash Flows From Operating Activities:
Net income	$308,670	$183,818
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	72,506	77,572
Restructuring charges, net of payments	(2,291)	(1,713)
Fair value adjustments to contingent earnout obligations	2,712	—
Deferred income taxes	1,786	(5,426)
Stock-based compensation expense	21,118	13,034
Net (gain) on marketable securities	(20,172)	(8,741)
Other	(194)	(705)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	91,027	183,782
Decrease (increase) in inventory	21,655	(41,129)
Decrease in prepaid expenses and other current and long-term assets	8,782	8,524
Increase (Decrease) in accounts payable	8,331	(70,712)
(Decrease) in accrued compensation and benefits	(28,919)	(53,589)
Increase in accrued losses	3,377	1,894
Increase in other accrued liabilities	89,020	13,644
Other	2,095	(90)

Cash Provided By Operating Activities	579,503	300,163

Cash Flows From Investing Activities:
Capital expenditures	(70,943)	(71,393)
Acquisition of businesses, net of cash acquired	(113,618)	(36,281)
Purchase of marketable securities	(23,292)	(14,332)
Proceeds from sales of marketable securities	21,189	13,100
Other	703	2,183

Cash (Used For) Investing Activities	(185,961)	(106,723)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	15	539,277
Reductions of long-term and short-term debt	(256,096)	(542,744)
Cash dividends	(96,019)	(92,040)
Repurchases of common stock	—	(100,000)
Shares of common stock returned for taxes	(15,729)	(10,155)
Payments of acquisition-related contingent consideration	(2,218)	(187)
Other	—	(664)

Cash (Used For) Financing Activities	(370,047)	(206,513)

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	16,034	(1,922)

Net Change in Cash and Cash Equivalents	39,529	(14,995)
Cash and Cash Equivalents at Beginning of Period	233,416	223,168

Cash and Cash Equivalents at End of Period	$272,945	$208,173